Exhibit 99.1

Investor Contact:	Media Contact:
Jack Dickens	Adrian Sakowicz
Senior Director – Investor Relations	Vice President – Communications
(630) 743-2566	(630) 743-5039
jdickens@dovercorp.com	asakowicz@dovercorp.com

Dover Board Elects Danita K. Ostling as New Independent Director

DOWNERS GROVE, III., August 3, 2023 - Dover (NYSE: DOV) today announced that its Board of Directors has elected Danita K. Ostling as a new independent director effective immediately. Ms. Ostling’s appointment increases the size of the Board to 10 directors, 9 of whom are independent directors. Ms. Ostling will serve on the Board’s Audit Committee.

Ms. Ostling is a former partner and senior leader at Ernst & Young LLP (EY). During her 32 years at EY, she served in a variety of leadership roles, including most recently as Professional Practice Director for EY’s U.S. East Region.

Richard J. Tobin, Dover’s President and Chief Executive Officer said, “We are pleased to welcome Danita Ostling to the Dover Board. Her extensive experience working with large global organizations on accounting, auditing and regulatory matters will serve the Board and our management team well. We look forward to her contributions as we work together to continue delivering long-term value for our shareholders.”

In addition to her work at EY, Ms. Ostling also held various roles at both the Financial Accounting Standards Board and Citigroup, Inc. She currently serves on the Board of Directors of nVent Electric plc, Circle Internet Financial Limited, and Varsity Brands, Inc.

About Dover:

Dover is a diversified global manufacturer and solutions provider with annual revenue of over $8 billion. We deliver innovative equipment and components, consumable supplies, aftermarket parts, software and digital solutions, and support services through five operating segments: Engineered Products, Clean Energy & Fueling, Imaging & Identification, Pumps & Process Solutions, and Climate & Sustainability Technologies. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 65 years, our team of over 25,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at dovercorporation.com.